Exhibit 99.1

Antero Midstream and AMGP Report Third Quarter 2017 Financial and Operational Results

Denver, Colorado, November 1, 2017—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) and Antero Midstream GP LP (NYSE: AMGP) (“AMGP”) today released their third quarter 2017 financial and operational results.  The relevant condensed consolidated financial statements are included in Antero Midstream’s and AMGP’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2017, which have been filed with the Securities and Exchange Commission.

Antero Midstream Highlights Include:

•                  Net income increased by 15% to $81 million, or $0.33  per limited partner unit compared to the prior year quarter

•                  Adjusted EBITDA increased by 16% to $128 million compared to the prior year quarter

•                  Distribution per unit increased by 28% to $0.34 compared to the prior year quarter, representing the eleventh consecutive quarterly distribution increase since the IPO in 2014

•                  Distributable cash flow increased to $104 million, resulting in DCF coverage of 1.3x

•                  Debt to trailing twelve months EBITDA was 2.1x with over $1.1 billion of liquidity

•                  Low pressure and high pressure gathering volumes increased by 11% and 42%, respectively, compared to the prior year quarter

•                  Compression volumes increased by 55% compared to the prior year quarter

•                  Second Joint Venture processing plant, Sherwood 8, placed online and fully utilized during the quarter

•                  Entered into a new $1.5 billion revolving credit facility extending maturity until October 2022

Commenting on the outlook for Antero Midstream, Paul Rady, Chairman and CEO said, “Antero Midstream continued to deliver on its organic growth strategy supported by strong rates of return, high distribution coverage and low leverage. This strategy supports Antero Midstream’s 28% to 30% long-term distribution growth targets and corresponding AMGP’s growth targets through 2020. As an example of our visible organic growth strategy, the processing and fractionation Joint Venture brought online Sherwood 8 and filled the 200 MMcf/d of capacity almost immediately during the third quarter.  This “just-in-time” capital investment delivers strong rates of return for Antero Midstream and builds momentum heading into 2018 where we expect to generate free cash flow before distributions.”

Mr. Rady further added, “We are also pleased to announce that the Antero Clearwater advanced wastewater treatment facility is in its final stages of commissioning and is expected to commence commercial operations within the next few weeks. This state-of-the-art facility will be the largest treatment facility supporting oil and gas shale operations in the world and demonstrates Antero’s commitment to environmentally responsible and sustainable development.”

Recent Developments

New Antero Midstream Revolving Credit Facility

Antero Midstream has entered into a new $1.5 billion revolving credit facility with a maturity of October 2022. Additionally, the new revolving credit facility includes fall away covenants that are triggered if and when Antero Midstream is assigned an investment grade credit rating by the ratings agencies.  The credit facility is supported by a bank syndicate, which is co-led by Wells Fargo Bank, N.A and JPMorgan Chase Bank, N.A.  The bank syndicate is comprised of 20 banks, of which 18 were lenders in the prior facility.

Antero Midstream Distribution for the Third Quarter of 2017

The Board of Directors of Antero Midstream Partners GP LLC, the general partner of Antero Midstream, declared a cash distribution of $0.34 per unit ($1.36 per unit annualized) for the third quarter of 2017. The distribution represents a 28% increase compared to the prior year quarter and a 6% increase sequentially.  The distribution is Antero Midstream’s eleventh consecutive quarterly distribution increase since its initial public offering in November 2014 and will be payable on November 16, 2017 to unitholders of record as of November 1, 2017.

AMGP Distribution for the Third Quarter of 2017

The Board of Directors of AMGP GP LLC, the general partner of AMGP, declared a cash distribution of $0.059 per share ($0.236 per share annualized) for the third quarter of 2017.  The third quarter distribution represents AMGP’s first full quarterly distribution since its initial public offering and will be payable on November 23, 2017 to shareholders of record as of November 1, 2017.

Antero Midstream Third Quarter 2017 Financial Results

Low pressure gathering volumes for the third quarter of 2017 averaged 1,586 MMcf/d, an 11% increase from the third quarter of 2016.  Low pressure gathering volumes were negatively impacted by approximately 90 MMcf/d due to a one-time prior period adjustment.  Compression volumes for the third quarter of 2017 averaged 1,207 MMcf/d, a 55% increase from the third quarter of 2016.  High pressure gathering volumes for the third quarter of 2017 averaged 1,918 MMcf/d, a 42% increase from the third quarter of 2016.  High pressure gathering volumes were in excess of low pressure gathering volumes due to Antero Resources Corporation (“Antero Resources”) temporarily utilizing an Antero Midstream owned high pressure line to avoid downstream pipeline constraints. The increase in gathering and compression volumes was driven by production growth from Antero Resources in Antero Midstream’s area of dedication.  Fresh water delivery volumes averaged 142 MBbl/d during the quarter, a 1% increase compared to the prior year quarter. The freshwater delivery system serviced 27% fewer completions as compared to the second quarter of 2017 due to the expected quarter to quarter variance in the completion schedule and movement of completion crews between pads.

Gross processing volumes from Antero Midstream’s processing and fractionation joint venture (the “Joint Venture”) for the third quarter of 2017 averaged 368 MMcf/d, an increase of 70% compared to the second quarter of 2017.  Joint Venture processing volumes increased as the Joint Venture’s second 200 MMcf/d processing plant, Sherwood 8, was placed in service during the quarter.  Gross Joint Venture fractionation volumes averaged 6,431 Bbl/d, a 59% increase sequentially, driven by increased C3+ NGL production volumes processed by MPLX and the Joint Venture.

	Three Months Ended September 30,		%
	2016	2017	Change
Average Daily Volumes:
Low Pressure Gathering (MMcf/d)	1,431	1,586	11%
Compression (MMcf/d)	777	1,207	55%
High Pressure Gathering (MMcf/d)	1,351	1,918	42%
Fresh Water Delivery (MBbl/d)	140	142	1%
Gross Joint Venture Processing (MMcf/d)	—	368	*
Gross Joint Venture Fractionation (Bbl/d)	—	6,431	*

*                 Not applicable.  Antero Midstream has a 50% interest in the processing and fractionation JV with MPLX

For the three months ended September 30, 2017, the Partnership reported revenues of $194 million, comprised of $101 million from the Gathering and Processing segment and $93 million from the Water Handling and Treatment segment. Revenues increased 29% compared to the prior year quarter, driven by growth in throughput volumes and fresh water delivery volumes. Water Handling and Treatment segment revenues include $45 million from wastewater handling and high rate water transfer services provided to Antero Resources, which is billed at cost plus 3%.

Direct operating expenses for the Gathering and Processing and Water Handling and Treatment segments were $11 million and $52 million, respectively, for a total of $63 million compared to $33 million in direct operating expenses in the prior year quarter. Water Handling and Treatment direct operating expenses include $44 million from wastewater handling and high rate water transfer services.  General and administrative expenses including equity-based compensation were $14 million, a $1 million increase compared to the third quarter of 2016.  General and administrative expenses excluding equity-based compensation were $7 million during the third quarter of 2017, in line with the third quarter of 2016.  Total operating expenses were $111 million, including $31 million of depreciation and $3 million of accretion of contingent acquisition consideration.

Net income for the third quarter of 2017 was $81 million, a 15% increase compared to the prior year quarter. Net income per limited partner unit was $0.33 per unit, an 11% decrease compared to the prior year quarter. Adjusted EBITDA was $128 million, a 16% increase compared to the prior year quarter. The increase in net income and Adjusted EBITDA is primarily driven by increased throughput volumes and fresh water delivery volumes. Adjusted EBITDA for the quarter included $4 million in distributions from Stonewall Gathering LLC and the processing and fractionation Joint Venture.  Cash interest paid was $21 million. Cash reserved for bond interest during the quarter decreased $9 million and cash reserved for payment of income tax withholding upon vesting of Antero Midstream equity-based compensation awards was $2 million. Maintenance capital expenditures during the quarter totaled $11 million and distributable cash flow was $104 million, resulting in a DCF coverage ratio of 1.3x. Distributable cash flow is a non-GAAP financial measure.  For a description of distributable cash flow, please read “Non-GAAP Financial Measures,” and for a reconciliation to its nearest GAAP measure, please see the table below.

The following table reconciles net income to adjusted EBITDA and distributable cash flow as used in this release (in thousands):

	Three months ended September 30,
	2016	2017
Net income	$70,524	$80,893
Interest expense	5,303	9,311
Depreciation expense	26,136	30,556
Accretion of contingent acquisition consideration	3,527	2,556
Equity-based compensation	6,599	7,199
Equity in earnings of unconsolidated affiliates	(1,544)	(7,033)
Distributions from unconsolidated affiliates	—	4,300
Adjusted EBITDA	$110,545	$127,782
Interest paid	(4,043)	(20,554)
Decrease in cash reserved for bond interest (1)	—	8,831
Cash reserved for payment of income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards(2)	(1,000)	(1,500)
Cash distribution to be received from unconsolidated affiliate	2,221	—
Maintenance capital expenditures(3)	(4,638)	(10,771)
Distributable cash flow	$103,085	$103,788

Distributions Declared to Antero Midstream Holders
Limited Partners	$47,025	$63,454
Incentive distribution rights	4,820	19,067
Total Aggregate Distributions	$51,845	$82,521

DCF coverage ratio	2.0x	1.3x

(1)         Cash reserved for bond interest expense on Antero Midstream’s 5.375% senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year.

(2)         Estimate of current period portion of expected cash payment for income tax withholding attributable to vesting of Midstream LTIP equity-based compensation awards to be paid in the fourth quarter.

(3)         Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Commenting on Antero Midstream’s outlook, Michael Kennedy, CFO of Antero Midstream said, “Looking ahead to the fourth quarter, we anticipate a sequential increase in throughput and water volumes given a planned increase in Antero Resources’ completion activity, which is consistent with our 2017 guidance. This provides Antero Midstream with significant momentum heading into 2018 to support top-tier distribution growth and coverage. Additionally, AM’s balance sheet strength and attractive project returns allows us to internally fund our organic opportunities while maintaining leverage in the low 2x range.”

Gathering and Processing — Antero Midstream added 160 MMcf/d of compression capacity during the third quarter of 2017, bringing total compression capacity up to 1.6 Bcf/d in the Marcellus and Utica combined.  Additionally, Antero Midstream connected

25 wells to its gathering system during the quarter.  Antero Resources is currently operating six drilling rigs on Antero Midstream dedicated acreage.

Water Handling and Treatment — Antero Midstream’s Marcellus and Utica fresh water delivery systems serviced 32 well completions during the third quarter of 2017, a 9% decrease from the prior year quarter and 27% decrease sequentially.  Antero Resources is currently operating four completion crews on Antero Midstream dedicated acreage. During the quarter, Antero Midstream began commissioning the Antero Clearwater Facility and expects the facility to commence advanced wastewater treatment operations in the fourth quarter of 2017.

Balance Sheet and Liquidity

As of September 30, 2017, Antero Midstream had $2 million in cash and $427 million drawn on its $1.5 billion bank credit facility, resulting in approximately $1.1 billion of liquidity.  Antero Midstream’s total debt and net debt to trailing twelve months adjusted EBITDA was 2.1x as of September 30, 2017.  For a reconciliation of consolidated net debt to consolidated total debt, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Capital Investments

Capital expenditures, excluding investments in the processing and fractionation joint venture, were $147 million in the third quarter of 2017 as compared to $114 million in the third quarter of 2016.  Capital invested in gathering systems and related facilities was $99 million and capital invested in water handling and treatment assets was $48 million, including $33 million invested in the Antero Clearwater Facility. Investments in unconsolidated affiliates for the processing and fractionation joint venture were $26 million during the quarter.

AMGP Third Quarter 2017 Financial Results

AMGP’s equity in earnings from Antero Midstream Partners, which reflects the cash distributions from Antero Midstream, was $19.1 million.  Net income for the third quarter of 2017 was $3.0 million as compared to net income of $2.8 million for the prior year quarter.

AMGP’s cash distributions from Antero Midstream were $18.4 million for third quarter of 2017, net of $0.7 million of cash reserved for distributions on Series B units. General and administrative expenses were $0.6 million, provision for income taxes was $7.2 million, and reserve for tax benefit on Series B unit distributions was $0.3 million, resulting in cash available for distribution of $10.9 million.

The following table reconciles cash distributions from Antero Midstream and AMGP cash distribution per common share as presented in this release (in thousands):

Three Months Ended September 30, 2017
Cash distributions from Antero Midstream Partners LP	$19,067
Cash reserved for distributions to Series B units of IDR LLC	(684)
Cash distributions to Antero Midstream GP LP	$18,383
General and administrative expenses	(615)
Provision for income taxes	(7,157)
Reserve for tax benefit on Series B unit distributions	272
Distributable cash flow	$10,883

DCF coverage ratio	1.0x

Common shares outstanding	186,174

Cash distribution per common share	$0.059

Conference Call

A joint conference call for Antero Midstream and AMGP is scheduled on Thursday, November 2, 2017 at 10:00 am MT to discuss the quarterly results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 1-888-347-8204 (U.S.), 1-855-669-9657 (Canada), or 1-412-902-4229 (International) and reference “Antero Midstream”.  A telephone replay of the call will be available until Friday, November 10, 2017 at 10:00 am MT at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) using the passcode 10111892.

Presentation

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream’s website at www.anteromidstream.com or AMGP’s website at www.anteromidstreamgp.com.  The webcast will be archived for replay on Antero Midstream’s website and AMGP’s website until Friday, November 10, 2017 at 10:00 am MT.  Information on Antero Midstream’s website and AMGP’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance.  Antero Midstream defines Adjusted EBITDA as Net Income before interest expense, depreciation expense, accretion of contingent acquisition consideration, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, including cash distributions from unconsolidated affiliates and gain on asset sale.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less interest paid, income tax withholding payments and cash reserved for payments of income tax withholding upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures.  The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income.  The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income.  Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA.  You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP.  Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

The following table reconciles consolidated total debt to consolidated net debt as used in this release (in thousands):

September 30,
2017

Bank credit facility	$427,000
5.375% AM senior notes due 2024	650,000
Net unamortized debt issuance costs	(9,278)
Consolidated total debt	$1,067,722
Cash and cash equivalents	(2,495)
Consolidated net debt	$1,065,227

The following table reconciles net income to Adjusted EBITDA for the twelve months ended September 30, 2017 as used in this release (in thousands):

Twelve Months Ended September 30,
2017

Net income	$316,510
Interest expense	36,170
Depreciation expense	114,366
Accretion of contingent acquisition consideration	15,777
Equity-based compensation	27,119
Equity in earnings of unconsolidated affiliate	(11,345)
Distributions from unconsolidated affiliates	17,822
Gain on asset sale	(3,859)
Adjusted EBITDA	$512,560

Antero Midstream is a limited partnership that owns, operates and develops midstream gathering, compression, processing and fractionation assets as well as integrated water assets that primarily service Antero Resources Corporation’s properties located in West Virginia and Ohio. Holders of Antero Midstream common units will receive a Schedule K-1 with respect to distributions received on the common units.

AMGP is a Delaware limited partnership that has elected to be classified as an entity taxable as a corporation for U.S. federal income tax purposes.  Holders of AMGP common shares will receive a Form 1099 with respect to distributions received on the common shares.  AMGP owns the general partner of Antero Midstream and indirectly owns the incentive distribution rights in Antero Midstream.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s and AMGP’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release and are based upon a number of assumptions.  Although the Partnership and AMGP each believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this release.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream and AMGP caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s and AMGP’s control, incident to the gathering and processing and fresh water and waste water treatment businesses.  These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2016.

For more information, contact Michael Kennedy — CFO of Antero Midstream and AMGP at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Balance Sheets

December 31, 2016 and September 30, 2017

(Unaudited)

(In thousands)

	December 31, 2016	September 30, 2017
Assets
Current assets:
Cash and cash equivalents	$14,042	2,495
Accounts receivable–Antero Resources	64,139	84,124
Accounts receivable–third party	1,240	1,165
Prepaid expenses	529	1,013
Total current assets	79,950	88,797
Property and equipment, net	2,195,879	2,508,204
Investment in unconsolidated affiliates	68,299	287,842
Other assets, net	5,767	10,548
Total assets	$2,349,895	2,895,391
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$16,979	13,820
Accounts payable–Antero Resources	3,193	4,050
Accrued liabilities	61,641	70,532
Other current liabilities	200	206
Total current liabilities	82,013	88,608
Long-term liabilities:
Long-term debt	849,914	1,067,722
Contingent acquisition consideration	194,538	204,210
Other	620	465
Total liabilities	1,127,085	1,361,005

Partners’ capital:
Common unitholders - public (70,020 units and 87,753 units issued and outstanding at December 31, 2016 and September 30, 2017, respectively)	1,458,410	1,708,930
Common unitholder - Antero Resources (32,929 units and 98,870 units issued and outstanding at December 31, 2016 and September 30, 2017, respectively)	26,820	(193,611)
Subordinated unitholder - Antero Resources (75,941 issued and outstanding at December 31, 2016)	(269,963)	—
General partner	7,543	19,067
Total partners’ capital	1,222,810	1,534,386
Total liabilities and partners’ capital	$2,349,895	2,895,391

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Statements of Operations and Comprehensive Income

Three Months Ended September 30, 2016, and 2017

(Unaudited)

(In thousands, except per unit amounts)

	Three Months Ended September 30,
	2016	2017

Revenue:
Gathering and compression–Antero Resources	$77,871	100,518
Water handling and treatment–Antero Resources	72,411	93,111
Gathering and compression–third party	193	—
Total revenue	150,475	193,629
Operating expenses:
Direct operating	33,213	63,030
General and administrative (including $6,599 and $7,199 of equity-based compensation in 2016 and 2017, respectively)	13,316	14,316
Depreciation	26,136	30,556
Accretion of contingent acquisition consideration	3,527	2,556
Total operating expenses	76,192	110,458
Operating income	74,283	83,171
Interest expense, net	(5,303)	(9,311)
Equity in earnings of unconsolidated affiliates	1,544	7,033
Net income and comprehensive income	70,524	80,893
Net income attributable to incentive distribution rights	(4,807)	(19,067)
Limited partners’ interest in net income	$65,717	61,826

Net income per limited partner unit - basic and diluted	$0.37	0.33

Weighted average limited partner units outstanding - basic	176,395	186,581
Weighted average limited partner units outstanding - diluted	176,766	187,145

ANTERO MIDSTREAM PARTNERS LP

Consolidated Results of Segment Operations

Three Months Ended September 30, 2016, and 2017

(Unaudited)

(In thousands)

		Water
	Gathering and	Handling and	Consolidated
	Processing	Treatment	Total
Three months ended September 30, 2016
Revenues:
Revenue - Antero Resources	$77,871	72,411	150,282
Revenue - third-party	193	—	193
Total revenues	78,064	72,411	150,475

Operating expenses:
Direct operating	4,692	28,521	33,213
General and administrative (before equity-based compensation)	5,068	1,649	6,717
Equity-based compensation	5,213	1,386	6,599
Depreciation	18,298	7,838	26,136
Accretion of contingent acquisition consideration	—	3,527	3,527
Total expenses	33,271	42,921	76,192
Operating income	$44,793	29,490	74,283

Segment and consolidated Adjusted EBITDA	$68,304	42,241	110,545

Three months ended September 30, 2017
Revenues:
Revenue - Antero Resources	$100,518	93,111	193,629
Revenue - third-party	—	—	—
Total revenues	100,518	93,111	193,629

Operating expenses:
Direct operating	10,560	52,470	63,030
General and administrative (before equity-based compensation)	4,225	2,892	7,117
Equity-based compensation	5,111	2,088	7,199
Depreciation	21,803	8,753	30,556
Accretion of contingent acquisition consideration	—	2,556	2,556
Total expenses	41,699	68,759	110,458
Operating income	$58,819	24,352	83,171

Segment and consolidated Adjusted EBITDA	$90,033	37,749	127,782

ANTERO MIDSTREAM PARTNERS LP

Selected Operating Data

Three Months Ended September 30, 2016, and 2017

(Unaudited)

			Amount of
	Three Months Ended September 30,		Increase	Percentage
	2016	2017	(Decrease)	Change
Revenue:
Revenue - Antero Resources	$150,282	193,629	43,347	29%
Revenue - third-party	193	—	(193)	*
Total revenue	150,475	193,629	43,154	29%
Operating expenses:
Direct operating	33,213	63,030	29,817	90%
General and administrative (before equity-based compensation)	6,717	7,117	400	6%
Equity-based compensation	6,599	7,199	600	9%
Depreciation	26,136	30,556	4,420	17%
Accretion of contingent acquisition consideration	3,527	2,556	(971)	(28)%
Total operating expenses	76,192	110,458	34,266	45%
Operating income	74,283	83,171	8,888	12%
Interest expense	(5,303)	(9,311)	(4,008)	76%
Equity in earnings of unconsolidated affiliates	1,544	7,033	5,489	356%
Net income	$70,524	80,893	10,369	15%
Adjusted EBITDA	$110,545	127,782	17,237	16%
Operating Data:
Gathering—low pressure (MMcf)	131,625	145,898	14,273	11%
Gathering—high pressure (MMcf)	124,266	176,471	52,205	42%
Compression (MMcf)	71,470	111,070	39,600	55%
Condensate gathering (MBbl)	48	—	(48)	*
Processing - Joint Venture (MMcf)	—	33,841	33,841	*
Fractionation - Joint Venture (MBbl)	—	592	592	*
Fresh water delivery (MBbl)	12,895	13,022	127	1%
Wastewater handling (MBbl)	2,577	3,723	1,146	44%
Wells serviced by fresh water delivery	35	32	(3)	(9)%
Gathering—low pressure (MMcf/d)	1,431	1,586	155	11%
Gathering—high pressure (MMcf/d)	1,351	1,918	567	42%
Compression (MMcf/d)	777	1,207	430	55%
Condensate gathering (MBbl/d)	1	—	(1)	*
Processing - Joint Venture (MMcf/d)	—	368	368	*
Fractionation - Joint Venture (MBbl/d)	—	6	6	*
Fresh water delivery (MBbl/d)	140	142	2	1%
Wastewater handling (MBbl/d)	28	40	12	44%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.31	0.32	0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.19	0.19	—	—
Average compression fee ($/Mcf)	$0.19	0.19	—	—
Average gathering—condensate fee ($/Bbl)	$4.17	—	(4.17)	*
Average fresh water delivery fee ($/Bbl)	$3.68	3.71	0.03	1%

*                 Not meaningful or applicable.

ANTERO MIDSTREAM PARTNERS LP

Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2016, and 2017

(Unaudited)

	Nine Months Ended September 30,
	2016	2017
Cash flows from operating activities:
Net income	$163,352	243,160
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	74,100	88,604
Accretion of contingent acquisition consideration	10,384	9,672
Equity-based compensation	19,366	20,436
Equity in earnings of unconsolidated affiliates	(2,027)	(12,887)
Distributions from unconsolidated affiliates	—	10,120
Amortization of deferred financing costs	1,185	1,906
Changes in assets and liabilities:
Accounts receivable—Antero Resources	7,314	(19,985)
Accounts receivable—third party	1,464	75
Prepaid expenses	(53)	(484)
Accounts payable	1,467	1,181
Accounts payable—Antero Resources	99	857
Accrued liabilities	(17,516)	1,612
Net cash provided by operating activities	259,135	344,267
Cash flows used in investing activities:
Additions to gathering systems and facilities	(152,769)	(254,619)
Additions to water handling and treatment systems	(137,355)	(143,470)
Investment in unconsolidated affiliates	(45,044)	(216,776)
Change in other assets	(2,409)	(5,877)
Net cash used in investing activities	(337,577)	(620,742)
Cash flows provided by financing activities:
Distributions to unitholders	(129,752)	(200,037)
Issuance of senior notes	650,000	—
Borrowings (repayments) on bank credit facilities, net	(450,000)	217,000
Issuance of common units, net of offering costs	19,605	248,949
Payments of deferred financing costs	(8,940)	—
Employee tax withholding for settlement of equity compensation awards	—	(932)
Other	(133)	(52)
Net cash provided by financing activities	80,780	264,928
Net increase (decrease) in cash and cash equivalents	2,338	(11,547)
Cash and cash equivalents, beginning of period	6,883	14,042
Cash and cash equivalents, end of period	$9,221	2,495
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$11,751	42,530
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$(21,971)	2,936

Antero Midstream GP LP

Condensed Consolidated Balance Sheets

December 31, 2016 and September 30, 2017

(Unaudited)

(In thousands)

	December 31, 2016	September 30, 2017
Assets
Current assets:
Cash	$9,609	2,419
Accounts receivable - related party	217	—
Prepaid expenses	—	49
Total current assets	9,826	2,468
Investment in Antero Midstream Partners LP	7,543	19,067
Total assets	$17,369	21,535

Liabilities and Partners’ Capital
Current liabilities:
Accrued liabilities	426	611
Income taxes payable	6,674	8,900
Total current liabilities	7,100	9,511
Liability for equity-based compensation	—	3,344
Total liabilities	7,100	12,855
Partners’ capital	10,269	8,680
Total liabilities and partners’ capital	$17,369	21,535

Antero Midstream GP LP

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended September 30, 2016 and 2017

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2016	2017
Equity in earnings of Antero Midstream Partners LP	$4,807	19,067
Total income	4,807	19,067
General and administrative expense	205	615
Equity-based compensation	—	8,317
Total expenses	205	8,932
Income before income taxes	4,602	10,135
Provision for income taxes	(1,825)	(7,157)
Net income and comprehensive income	$2,777	2,978

Net income per common share - basic and diluted		$0.02

Weighted average number of common shares outstanding - basic		186,173
Weighted average number of common shares outstanding - diluted		191,175

Antero Midstream GP LP

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2016 and 2017

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2016	2017
Cash flows provided by operating activities:
Net income (loss)	$5,435	(3,582)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Equity in earnings of Antero Midstream Partners LP	(9,388)	(45,948)
Distributions received from Antero Midstream Partners LP	5,550	34,424
Equity-based compensation	—	26,271
Deferred income taxes	(368)	—
Changes in current assets and liabilities:
Accounts receivable - related party	(202)	—
Prepaid expenses	—	(49)
Accounts payable	—	—
Accrued liabilities	350	185
Income taxes payable	3,741	2,226
Net cash provided by operating activities	5,118	13,527
Cash flows used in investing activities	—	—
Cash flows used in financing activities
Distributions to Antero Resources Investment LLC	—	(15,691)
Distributions to shareholders	—	(5,026)
Net cash used in financing activities	—	(20,717)
Net increase (decrease) in cash	5,118	(7,190)
Cash, beginning of period	72	9,609
Cash, end of period	$5,190	2,419